Sino Clean Energy, Inc. Announces Third Quarter 2010 Revenue of $24.9 million and Adjusted EPS of $0.35

●	Q3 2010 revenues increased 128.8% to $24.9 million; adjusted net income increased 140.4% to $6.6 million, with adjusted EPS of $0.35
●	Q3 2010 gross margins increased 130 bps year-over-year to 38.7%
●	Company generated $21.3 million operating cash flow for the first nine months of 2010
●	Company reaffirmed full year 2010 guidance and expects revenues of at least $105 million and adjusted net income of at least $25 million
●	Management to host Earnings Conference Call on November 12, 2010 at 9:00 am ET

XI'AN, China, November 12, 2010 -- Sino Clean Energy Inc. (Nasdaq: SCEI) ("Sino Clean Energy," or the "Company"), a leading producer and distributor of coal-water slurry fuel ("CWSF") in the People's Republic of China ("China"), today announced the Company's unaudited financial results for the third quarter of 2010.

SUMMARY FINANCIALS

Third Quarter 2010 Results
	2010	2009	CHANGE
Sales	$24.9 million	$10.9 million	+128.8%
Gross Profit	$9.6 million	$4.1 million	+136.5%
Adjusted Net Income	$6.6 million (1)	$2.7 million (2)	+140.4%
GAAP Net Income (loss)	$5.6 million	($30.9) million	-
Adjusted EPS	$0.35	$0.27	+29.6%
GAAP EPS (Diluted)	$0.30	($3.08)	-
(1) Excludes non-cash gain of $1.0 million for the changes in fair value of warrants.
(2) Excludes $25 million non-cash cost for private placement, non-cash gain of $2.4 million related to extinguishment of derivative liability, non-cash charges of $7.0 million for the changes in fair value of warrants, $3.1 million non-cash amortization of notes discount and $1.1 million expenses related to the shares of common stock placed in escrow in connection with the Company's September 2008 financing.

Nine months 2010 Results
	2010	2009	CHANGE
Sales	$73.6 million	$27.0 million	+172.7%
Gross Profit	$29.1 million	$9.3 million	+213.6%
Adjusted Net Income	$17.6 million (1)	$6.0 million (2)	+204.5%
GAAP Net Income (loss)	$35.0 million	($28.8) million	-
Adjusted EPS	$1.04	$0.66	+57.6%
GAAP EPS (Diluted)	$1.88	($3.00)	-
(1) Excludes non-cash gain of $28.4 million related to extinguishment of derivative liability, non-cash charges of $2.4 million for the changes in fair value of warrants, and $10.4 million for amortization of notes discount.
(2) Excludes $25 million non-cash cost for private placement, non-cash gain of $3.4 million related to extinguishment of derivative liability, non-cash charges of $8.2 million for the changes in fair value of warrants, $4.2 million for amortization of notes discount, and $1.3 million related to the shares of common stock placed in escrow in connection with the Company's September 2008 financing.

Third Quarter 2010 Financial Results

Revenue -- Revenue for the third quarter ended September 30, 2010 increased 128.8% to $24.9 million from $10.9 million in the third quarter of 2009, and was driven by increased production capacity from the addition of a new production line in 2009. 232439.72 metric tons of CWSF were sold during the quarter with an average price of $714.885 per ton, compared to 111232.09 metric tons at $660.63 per ton in the same period one year ago. The Company's annual production capacity at September 30, 2010 was 850,000 metric tons, reflecting the contribution of the new CWSF production plant in Shengyang with annual output capacity of 300,000 tons, and the 200,000 ton production line added in Tongchuan, Shaanxi province. As of September 30, 2010, Sino Clean Energy had 43 customers under CWSF supply agreements totaling approximately 600,000 metric tons per year, compared to 23 customers totaling approximately 400,000 metric tons of CWSF per year at September 30, 2009. The aggregate capacity utilization at its three facilities was 96% in the third quarter, up from 96% in the second quarter.

"We are pleased with our strong growth and operating results for the third quarter of 2010, and expect growth to continue during the balance of 2010 due to our increased production capacity, growing demand for coal water slurry fuel in China, and improved market pricing," stated Baowen Ren, Chairman of Sino Clean Energy. "The CWSF market has continued to expand due to growing customer demand for clean and efficient sources of energy and the government's mandate for reduced emissions through improved utilization of coal. CWSF increases burning efficiency and reduces air pollution, coal consumption and coal material costs for end users while generating attractive gross profit margins for energy producers. As a result, we believe we are well-positioned to further drive incremental revenue and earnings growth and will continue to build upon being a leading producer of CWSF in China."

Cost of Goods Sold -- Cost of goods sold was $15.3 million for the third quarter of 2010, compared to $6.8 million for the third quarter of 2009, representing an increase of 124.1%.

Gross Profit and Gross Profit Margin -- Gross profit increased 136.5% to $9.6 million in the third quarter of 2010, as gross profit margin improved by 130 basis points from the same period last year to 38.7% due to better pricing of CWSF in Shenyang.

Operating Expenses -- Operating expenses for the third quarter of 2010 were approximately $1.7 million, up 95.4% from $0.9 million for the third quarter of 2009. Selling expenses totaled $1.2 million for the third quarter of 2010, up 177.5%, due to higher transportation cost related to increased business activity. General and administrative expenses totaled $0.6 million for the third quarter of 2010, representing 2.3% of revenues.

Income from Operations -- Income from operations in the third quarter of 2010 increased 148% to $7.9 million, with operating margins rising 240 basis points year-over-year to 31.7%.

Net Income -- GAAP net income was $5.6 million compared to net income of a loss of $30.9 million for the third quarter of 2009, with a corresponding net income per share of $0.30 compared to net loss per share of $3.08 based on 18.8 million and 10.0 million diluted shares, respectively. Excluding non-cash items, adjusted net income for the third quarter of 2010 and 2009 was $6.6 million and $2.7 million, respectively, with corresponding adjusted net income per share of $0.35 and $0.27. (See "Reconciliation of GAAP Net Income to Adjusted Net Income" table below.)

2010 Nine Months Financial Results

For the first nine months of 2010 sales increased 172.7% to $73.6 million from $27.0 million in the same period of the prior year.  Year-to-date, the Company sold 684728.028 metric tons of CWSF at an average price of $728.527 per ton compared to 275,793.60 metric tons at $660.48 per ton in the same period one year ago. Cost of sales increased 151.2% to $44.4 million yielding gross profits of $29.1 million and gross margin of 39.6% for the first nine months of 2010. Selling, general, and administrative expenses increased 173.5% to $5.1 million, or 7.0% of net sales, comparable to the same period last year. Income from operations increased 223.7% to $24.0 million from $7.4 million. GAAP net income for the first nine months of 2010 was $35.0 million, and diluted earnings per share was $1.88 based on 18.7 million shares. Adjusting for non-cash charges during each respective period, net income was $19.4 million and $6.4 million in the first nine months of 2010 and 2009, yielding $1.04 and $0.66 in diluted earnings per share, respectively.

Liquidity and Capital Resources

Cash and cash equivalents were $34.3 million at September 30, 2010 compared to $18.3 million at December 31, 2009. For the first nine months of 2010, the Company generated $21.3 million in net cash flow from operations, compared to $5.1 million in the first nine months of 2009. The Company had working capital of $20.2 million at September 30, 2010 and a current ratio of 1.8-to-1. Inventories were $1.3 million and the accounts receivable balance was $3.6 million at September 30, 2010, compared to approximately $0.9 million and $3.7 million at December 31, 2009, respectively. The annualized days sales outstanding for the third quarter of 2010 were 10.34 days.

Financial Outlook for 2010

Management reaffirmed its fiscal 2010 guidance and expects revenues of at least $105 million and adjusted net income of at least $25 million, representing an increase of approximately 128.3% and 127.3% compared to 2009 revenues and adjusted net income, respectively. This guidance assumes total sales volume of 850,000 metric tons of CWSF in 2010. The Company expects to end 2010 with 1,150,000 metric tons of total CWSF production capacity.

Business Outlook for 2010

Having commenced operations in 2006, Sino Clean Energy has established a first mover advantage as one of the first commercial CWSF producers in China. As of September 30, 2010, Sino Clean Energy is the third largest CWSF producer in China as measured by sales volume with current production capacity of 850,000 metric tons.

“We plan to leverage our experience and technology advantages in CWSF and expand to other provinces in China,” stated Baowen Ren, Chairman of Sino Clean Energy. “We have identified three new provinces, Guangdong, Guangxi and Nanning, with favorable competitive dynamics, rising demand and strong economic incentives from local governments, in which to expand. In addition, we plan to expand the production capacity at our current locations in Shenyang, Liaoning Province and Tongchuan, Shaanxi Province and. We expect that our growth initiatives will increase our aggregate annual CWSF production capacity to 1,850,000 metric tons by the first nine months of 2011.”

Guangdong Facility

In August 2010, Sino Clean Energy entered into an agreement with an unrelated company in Dongguan, Guangdong Province to purchase approximately 30 acres of land and a production factory for approximately $5.6 million. In September 2010, the Company entered into an agreement to purchase two production lines with capacity for processing 300,000 tons of CWSF annually in Guangdong for approximately $5.4 million. The factory is currently undergoing refurbishment and the Company expects the facility to be operational by the middle of December 2010.

Tongchuan Facility

In May 2009, Sino Clean Energy entered into an agreement with Tongchuan City Investment and Development Co., Ltd. ("TCID") to develop and provide CWSF to a new heat supply company for the purpose of providing heating for the new district in Tongchuan. TCID expects that 15 new heat supply plants will need to be built to supply an area of approximately 16.4 million square meters. Management has committed to spend $2.2 million in exchange for a 15% stake in the new company. As of November 11, 2010, the Company has made no investments so far in TCID.

Nanning Production Facility

In November 2009, Sino Clean Energy entered into a memorandum of understanding with the local government of Nanning, Guangxi Province, which includes plans to establish a 500,000 metric ton per annum CWSF production facility in the city of Nanning. The Company expects to commence commercial production by 2011. As of November 11, 2010, it has not entered into any contracts or commitments related to the Nanning facility construction.

Haizhong Heat Agreement

In October 2009, Sino Clean Energy entered into an exclusive CWSF supplier agreement with Shenyang Haizhong Heat Resource Co., Ltd. (“Haizhong Heat”), a municipal heat supplier in Shenyang. Haizhong Heat signed an exclusive agreement with the Shenyang municipal government to provide heat to local businesses, residential buildings and hospitals within an area of approximately 12 million square meters. The current area serviced by Haizhong Heat is approximately 4 million square meters, which requires approximately 300,000 metric tons of CWSF on an annual basis. Haizhong Heat has stated its intention that the service area will be increased to 10 million square meters, requiring approximately 850,000 metric tons of CWSF annually by the end of 2012. To date, Sino Clean Energy has sold approximately 279,315.17 metrics tons of CWSF to Haizhong Heat.

Conference Call

The conference call will take place at 9:00 a.m. ET on Friday, November 12, 2010. To attend the call, please use the dial-in information below. When prompted, ask for the "Sino Clean Energy call" and/or be prepared to provide the conference ID.

Date:	Friday, November 12, 2010
Time:	9:00 a.m. Eastern Time, US
Conference Line Dial-In (U.S.):	1-877-941-4774
International Dial-In:	1-480-629-9760
Conference ID:	4385176 "Sino Clean Energy Call"
Webcast link:	http://viavid.net/dce.aspx?sid=00007E05

Please dial in at least 10 minutes before the call to ensure timely participation. A playback will be available through November 19, 2010. To listen, please call 1-877-870-5176 within the United States or 1-858-384-5517 if calling internationally. Utilize the pass code 4385176 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link, http://viavid.net/dce.aspx?sid=00007E05, or at ViaVid's website at http://www.viavid.net, where the webcast can be accessed through November 12, 2011.

About Sino Clean Energy

Sino Clean Energy is a U.S. publicly traded company and a China-based producer and distributor of coal-water slurry fuel ("CWSF"). With locations in Shaanxi Province and Liaoning Province, Sino Clean Energy is one of the leading CWSF producers in China. For more information about Sino Clean Energy, please visit http://www.sinocei.net/.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. The Company believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges that our management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of Sino Clean Energy.  Accordingly, management excludes the change in derivative liabilities, gains(losses) on extinguishment of derivative liabilities, expenses related to escrow shares and amortization of note discount when making operational decisions. The Company believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand the Company's financial performance in comparison to historical periods. In addition, it allows investors to evaluate the Company's performance using the same methodology and information as that used by our management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, our management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure.

Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
Net Income (loss)	5,611,347	(30,915,068)	35,012,727	(28,807,763)
Expense related to escrow shares	-	1,054,548	-	1,294,881
Gain on extinguishment of derivative liability	-	(2,381,333)	(28,404,181)	(3,370,593)
Change in fair value of derivative liabilities	970,813	7,035,248	2,348,479	8,236,238
Amortizaton of CD discount		3,149,499	10,397,088	4,208,365
Cost of private placement		24,794,842	-	24,794,842
Adjusted Net Income	6,582,160	2,737,736	19,354,113	6,355,970

Basic weighted average number of shares	16,703,844	10,041,910	15,385,062	9,609,130
Diluted weighted average number of shares	18,870,537	10,041,910	18,668,856	9,609,130
Basic adjusted earnings per common share	$0.39	$0.27	$1.26	$0.66
Diluted adjusted earnings per common share	$0.35	$0.27	$1.04	$0.66

Safe Harbor Statement

This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to uncertainties in product demand, the impact of competitive products and pricing, our ability to obtain regulatory approvals, changing economic conditions around the world and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    For more information, please contact:

    Company:

     Ming Lee
     Assistant to the Chairman
     Tel:   +86-29-8406-7376 (China)
     Email: marin_lm@163.com

    Investor Relations:

     HC International, Inc.
     Ted Haberfield, Executive VP
     Tel:   +1-760-755-2716
     Email: thaberfield@hcinternational.net
     Web:   http://www.hcinternational.net

FINANCIAL INFORMATION
Sino Clean Energy Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$34,348,096	$18,302,558
Accounts receivable, net	3,550,690	3,655,473
Inventories	1,334,722	892,609
Prepaid inventories	5,644,695	5,453,095
Prepaid expenses	1,365	259,627
Tax recoverable	-	138,495
Other receivables	55,774	65,584
Land use right - current portion	39,474	38,739
Total current assets	44,974,816	28,806,180
Property, plant and equipment, net	15,063,481	12,557,691
Land use right – non current portion	1,782,624	1,778,562
Goodwill	762,018	762,018
Prepayments and deposits	3,656,117	729,328
Total assets	$66,239,056	$44,633,779
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities
Accounts payable and accrued expenses	$3,361,796	$2,672,211
Taxes payable	2,259,303	1,577,249
Amount due to directors	73,456	73,466
Mortgage payable – current portion	5,282	-
Derivative liabilities	19,101,337	16,752,858
Total current liabilities	24,801,174	21,075,784
Mortgage payable – non current portion	158,292	-
Convertible notes, net of discount	-	1,615,025
Derivative liabilities	-	28,404,181
Total liabilities	24,959,466	51,094,990
Commitments and Contingencies
Shareholders' Equity (Deficiency)
Preferred stock, $0.001 par value,
50,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.001 par value,
30,000,000 shares authorized, 16,792,239 and 10,850,613 issued and outstanding as of September 30, 2010 and December 31, 2009
respectively	16,792	10,850
Additional paid-in capital	37,805,971	25,432,804
Accumulated deficit	(790,260)	(35,802,987)
Statutory reserves	1,758,553	1,758,553
Accumulated other comprehensive income	2,488,534	2,139,569
Total Shareholders' equity (deficiency)	41,279,590	(6,461,211)

Sino Clean Energy Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Other Comprehensive Income
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenue	$24,913,134	$10,889,796	$73,571,899	$26,982,573
Cost of goods sold	(15,269,720)	(6,812,469)	(44,448,913)	(17,695,505)
Gross profit	9,643,414	4,077,327	29,122,986	9,287,068
Selling expenses	1,156,147	416,585	3,203,245	422,405
General and administrative expenses	579,837	471,664	1,925,072	1,452,975
Income from operations	7,907,430	3,189,078	23,994,669	7,411,688
Other income (expense)
Interest and finance costs	(1,047)	(3,149,499)	(10,459,201)	(4,231,344)
Expense related to escrow shares	-	(1,054,548)	-	(1,294,881)
Interest income	29,889	11,708	62,113	22,979
extinguishment of derivative liability	-	2,381,333	28,404,181	3,370,593
In fair value of derivative liabilities	(970,813)	(7,035,248)	(2,348,479)	(8,236,238)
Private placement	-	(24,794,842)	-	(24,794,842)
Expense	(4,688)	-	-	-
Total other income (expense)	(946,659)	(33,641,096)	15,658,614	(35,163,733)
Income (loss) before provision for income taxes	6,960,771	(30,452,018)	39,653,283	(27,752,045)
Provision for income taxes	1,349,424	463,050	4,640,556	1,055,718
Net income (loss)	5,611,347	(30,915,068)	35,012,727	(28,807,763)
Other comprehensive income
Foreign currency translation adjustment	67,493	3,578	348,965	12,932
Comprehensive income (loss)	$5,678,840	$(30,911,490)	$35,361,692	$(28,794,831)
Weighted average number of shares
- Basic	16,703,844	10,041,910	15,385,062	9,609,130
- Diluted	18,780,537	10,041,910	18,668,856	9,609,130
Income (loss) per common share
- Basic	$0.34	$(3.08)	$2.28	$(3.00)
- Diluted	$0.30	$(3.08)	$1.88	$(3.00)

Sino Clean Energy Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended September 30,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$35,012,727	$(28,807,763)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	1,593,325	1,098,914
Amortization of deferred debt issuance costs	-	274,278
Amortization of discount on convertible notes	8,601,975	3,873,979
Fair value of common stock issued for payment of interest expense	1,864,701	-
Expense related to escrow shares	-	1,294,881
Fair value of common stock issued for services	-	454,935
Cost of private placement	-	24,794,842
Gain on extinguishment of derivative liabilities	(28,404,181)	(3,370,593)
Change in fair value of derivative liabilities	2,348,479	8,236,238
Fair value of vested options	34,152	-
Change in operating assets and liabilities :
Accounts receivable	171,480	(1,563,019)
Other receivables	10,884	(7,812)
Inventories	(418,740)	(435,105)
Prepaid inventories	(86,835)	(2,167,975)
Prepaid expenses	258,262	27,191
Tax recoverable	138,984	-
Refundable advance	-	731,861
Government grant receivable	-	146,314
Accounts payable and accrued expenses	(491,938)	37,982
Taxes payable	644,310	483,921
Net cash provided by operating activities	21,277,585	5,103,069
Cash flows from investing activities :
Prepayments and deposits	(2,239,737)	(3,733,408)
Loans receivable	-	(540,365)
Purchase of property, plant and equipment	(2,621,605)	(29,767)
Net cash used in investing activities	(4,861,342)	(4,303,540)
Cash flows from financing activities:
Proceeds from issuance of convertible debentures	-	11,592,000
Cost of private placement paid in cash	-	(1,543,152)
Redemption of convertible debenture	-	(400,000)
Prepayments and deposits related to deferred offering costs	(652,053)
Proceeds from mortgage payable	163,135
Repayment of mortgage payable	(2,039)	-
Payment of advances from director	-	(394,820)
Cash received from exercise of warrants and options	263,256	-
Net cash (used in) provided by financing activities	(227,701)	9,254,028
Effect of foreign currency translation	(143,004)	2,624
Net increase in cash and cash equivalents	16,045,538	10,056,181
Cash and cash equivalents, beginning of period	18,302,558	3,914,306